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                                                                    EXHIBIT 10.7


                      SECOND AMENDMENT TO ESCO ELECTRONICS
               CORPORATION DIRECTORS' EXTENDED COMPENSATION PLAN

         WHEREAS, ESCO Technologies Inc. (formerly ESCO Electronics Corporation) ("Company") adopted the ESCO Electronics Corporation Director's Extended Compensation Plan ("Plan"); and

         WHEREAS, the Company retained the right to amend the Plan; and

         WHEREAS, the Company desires to amend the Plan effective as of April 1, 2001;

         NOW, THEREFORE, effective as of April 1, 2001, the Plan is amended as follows:

         1. The following is added at the end of Section II:

                  No director joining the Board as an outside director for the first time on or after April 1, 2001 shall be eligible to participate in the Plan.

         2. The first sentence of Section III is revised to read as follows:

                  The annual benefit under the Plan shall be a percentage of the annual cash retainer of $20,000 being paid to directors as of April 1, 2001, based upon the number of the director's complete years of service at the time of retirement in accordance with the following table:

         3. The following is added at the end of Paragraph 3 of Section III:

                  Notwithstanding the foregoing the director may elect, upon such terms and conditions as the Human Resources and Ethics Committee of the Board may determine, to receive the actuarial equivalent of the entire benefit in a single lump cash sum.

         IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 10th day of May, 2001.